UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 25, 2011
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington	000-13468		91-1069248
(State or other jurisdiction of	(Commission File No.)	(IRS Employer Identification Number)
incorporation or organization)

1015 Third Avenue, 12th Floor, Seattle, Washington		98104
(Address of principal executive offices)		(Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about September 14, 2011.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 2, 3, 4, 5, 6, 8, 9, 10, 11 and 12 contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, changes in foreign currency rates, or the unpredictable acts of competitors.
SELECTED INQUIRIES RECEIVED THROUGH AUGUST 5, 2011
1.    Please describe any material strategic and operational mistakes the management has made in the last five years including opportunities missed?

Other than possibly answering this question, nothing really material pops to mind that we think we would have done any differently.

On the other hand, we can think of several experientially vindicating decisions we were criticized for not making (not trying to grow through acquisitions and not doing layoffs in 2008-2009 obviously chief among them) that turned out to be operationally, financially AND strategically “spot-on.” Despite having been severely chided by numerous of the pundits who promulgate the so-called “conventional wisdom of Wall Street” (which in our opinion, probably not surprisingly, is an oxymoron), we are most grateful that we didn't step into either of these and track them through the proverbial corporate living room stuck to the soles of our shoes.

2.    With regard to your $1.2 billion in cash on the balance sheet, how much of this is domestic vs. foreign cash that is subject to the repatriation tax regime? With regard to the latter amount, is the potential tax bill actively discouraging you from repatriating this money? Would also be interested in your thoughts on the whole repatriation tax issue.

Before we start to answer this, as an aside, we've always thought the term “repatriation” was an odd term to apply to the policy of paying taxes in your home domiciled country for income that was initially earned by your subsidiaries somewhere else. The actual term “repatriation” of course suggests that it is returning. There is a line in an old John Denver song, “Rocky Mountain High,” made popular in the 1970's that says “comin' home to a place he'd never been before” that kind of explains in lyrical terms what the actual tax reporting ramifications are of this income. These overseas profits never existed in the United States. However, since Expeditors deliberately follows a policy of “repatriating” all of these earnings, and has done so since 1993, in order to bring them 'home to a place (they've) never been before' and where they will become taxable in the United States, we accrue taxes on a world-wide basis as income is earned. As of the end of the last quarter, a little less than 50% of our cash was recorded on the US books, or books of US subsidiaries or US taxpaying subsidiaries. Obviously with the state of the USD right now, there is not a real rush to change foreign cash into US dollars. That said, because of the aforementioned policy, where we hold our cash is based solely on sound treasury strategy without having to factor in some heinous tax ramifications. All the cash generated by profits earned by our overseas subsidiaries will make its way to the US and be taxed in the US when it shows up. As working capital requirements and cash flow allows, and since our business cash flow is quite strong, there isn't generally a long period of time between when those earnings are recorded in the foreign jurisdiction and paid (or “repatriated” in tax-speak patois) to our United States parent company, Expeditors International of Washington, Inc.

In practical terms, because of tax treaties the United States has entered into with other countries (ostensibly to avoid double taxation), we pay taxes to the appropriate overseas taxing authority as income is earned and taxes become due in those foreign countries. These foreign, after tax, earnings are declared as dividends and are sent 'home to a place (they've) never been before.' At that point, they are “grossed up” to take into account the taxes paid overseas and US taxes on those grossed up earnings are calculated based on the US tax rates in effect at that time. We are then afforded a tax credit for those taxes that were paid to the appropriate overseas taxing authority in the country where and when those profits were originally earned. This prevents the “double taxation” that the tax treaties are intended to prevent and also ensures that any US tax that is due on “repatriated” foreign profits after foreign tax credits are applied is also paid. For GAAP financial reporting purposes, we accrue both the tax expense we assume we will pay and recognize the corresponding tax credit we expect to receive when those earnings are “repatriated” each period. In that manner income taxes applicable to income earned anywhere is already accrued in our financial statements. As we noted, we enacted this policy in 1993, and while maybe not to the refrains of “Rocky Mountain High,” tax wise we've had “Sunshine On Our Shoulders” ever since.

So…if you followed all that…and that was definitely a “CliffsNotes” rendition of how our taxes work, you should have surmised that from a tax standpoint, probably not a lot of our cash would ultimately be affected by being “repatriated” since tax credits and taxes payable would somewhat offset each other. Either way, you should have also surmised that fear of paying US taxes is not a factor in how we temporarily deploy cash. At the end of the day, foreign earnings will all become US taxable income.

So, in summary, any of our foreign cash, to the extent it is associated with foreign profits, is not restricted as a result of our tax policy. This is because, as we have explained, we have already accrued a full US tax rate on world-wide earnings in our financial statements. We think working to achieve operational excellence is a far more worthwhile goal than trying to establish your own art form of financial and tax engineering. We also believe, rightly or wrongly, that in the long run, the market pays a premium for sound, fundamentally sustainable operating income, and actually does not reward, to the same degree, after tax earnings that are propped up by intricate layers of scaffolding designed by intrepid financial and taxation engineers. Ultimately, why you are in business has to create more value than cleverly designed, albeit legal, artifices intended to make sure that global income isn't earned anywhere else except in a tax haven location. It's not that we're overly pro taxes as much as we think that the more people get caught up trying to structure their international organization to benefit from ridiculously low tax rates, the less their corporate strategy is focused on making money through their core operations by servicing their customers. Saying this, we're not hypocrites either, in that we're not going to complain that we don't pay enough tax by paying what we're legally required to pay. That isn't the point. If we felt strongly about being under taxed, we suppose we would be morally obligated to put our money where our mouth is and pay the extra amount we're encouraging others to pay...(if the shareholders were so inclined that is). While we don't want to be overtaxed, paying no tax, or paying some token smidgen of tax doesn't really strike us at the right thing to do either. We've always made it a point to pay our taxes at the tax rates imposed by the various governments in whose jurisdictions we operate, without trickery and/or clever artifices. We think that philosophy bodes well for us.

As for our thoughts on the whole “repatriation” tax issue…we find ourselves amused at how short some in corporate America think the public's memory is when they start begging for handouts. We seem to recall one of these that was done just six years ago under the guise of the American Jobs Creation Act. We took advantage of it then, by accelerating the remittances of some overseas earnings. We used those tax savings to invest in qualified projects that we believe actually created some long-term jobs. In retrospect, and taken as a whole, we're not sure that there was a lot of job creation that was accomplished with that 2004 legislation and are somewhat surprised it's being considered today. While that move could be tempting as we look for ways to dig our way out of “The Great Recession,” we think that any promises of a tax holiday to encourage companies to “repatriate” those overseas earnings would have to include some very stringent measurement mechanisms that will assure that the tax holiday will actually produce the anticipated jobs...otherwise the “Rocky Mountain High” we could experience might well relate more to something being smoked as opposed to being sung.

As a final benediction on all this, if you can't tell, we think it ridiculous that some companies “mickey” with their tax rates by permanently leaving profits offshore, to the point of having to borrow domestically to fund dividends and domestic operations. That kind of “financial engineering” gaming of the system seems counter-productive to us. On the other hand, we're just simple freight forwarders. We don't like debt. We like to have free disposition of our cash to pay dividends, make investments where they need to be made and to hire and train our people…and also we do it, to quote a cereal commercial, “because it's the right thing to do.” We also believe that investors are wrong to reward these creative artifices without looking deeply into what the ramification those policies may have on the long-term financial structure of the company.

3.    What was the year-over-year increase in “Other” operating expenses attributable to in the second quarter of 2011? It looks like the other line items were well managed (relatively in-line with our expectations) and the reason for the margin compression rested in the “Other” line.

Let's start by clarifying that just because something was not in line with your or (not to personalize) anyone else's expectation, it is not a de facto inference that it wasn't well managed. While it was true that the “Other” line did grow, the reasons for that growth are primarily due to increases in revenue based taxes in China and other jurisdictions as governments everywhere look to augment and stabilize tax revenues. There were also some expected increases in computer and related maintenance costs, and a lower amount of bad debt recoveries than was experienced in the 2010 second quarter.

4.    Latin America and Asia Pacific were the two regions where the company reported higher net revenue growth than gross revenue growth. What was the reason for these two regions “bucking the trend?”

Latin American economies, particularly in Brazil, are very strong right now. Much of what you are noticing has to do with how profits are being split among Expeditors' origin and destination offices and also reflects the limited spot-market pricing. Latin America, for us anyway, is much more inbound oriented than it is export oriented. Asia Pacific is much more export oriented. Net revenue from an export oriented region is always going to be a smaller percentage of gross revenue than from a region that is primarily import oriented. Since Latin America is primarily an inbound market, the ratio of net revenue to gross revenue was 71.7% in the 2011 second quarter as compared with 18.4% experienced by the export oriented Asia Pacific region in the same period.

One other point that we should add whenever we make comparisons between or among our geographic regions is the symbiotic nature of our organization. Origins and destinations collaborate to service our customers. They are interdependent on each other when it comes to selling and servicing business. Shipments originating in Asia destined for North America, for instance, share profits on those shipments with the destination office. In Asia, at origin, they accrue as part of their costs, the amount of profit share or commission paid to the destination office to perform the destination services required to complete the transportation part of that shipment.

Because of the way our revenue recognition policies work, all gross revenues are recorded at origin when the shipments are tendered to a common carrier, when risk of loss passes and when all the associated costs and expenses are also accrued. At destination, revenues are recorded when the associated destination services are completed. There are two basic ways that origins and destinations split profits; one is a commission, where a fixed amount of the freight revenue is paid by the origin to the destination. At Expeditors, the commission method is only used in airfreight. And the other way, a profit share method where the difference between revenue billed to customers and costs paid to carriers is split between the origin and destination offices. The profit share method is used in ocean freight and on lower volume, long-haul airfreight lanes.

5.    Are industry volume declines in air and/or ocean harder to offset today with yield increases than in the past due to shippers having better access to real-time freight rates? Has the lag between market rate adjustment and contract rate adjustment shortened?

Airfreight is very dependent on the concept of consolidation (mixing and matching volumetric and dense freight in a manner to maximize aggregate profitability) and providing preferable rates to consistent shippers of big volumes.It would be a rare customer who has more airfreight individually than Expeditors would have in the aggregate…in fact we can't think of one. There would be even fewer with airfreight having the diversity of mix we're able to attract to maximize the consolidation profit potential. Even with access to “real-time” rates, it would be very unusual for an airfreight customer to have a better rate from a carrier than would Expedtiors.

Ocean freight is somewhat different, in that the majority of ocean freight has always been sold directly to the shipper. The carriers are also very careful how they allocate their capacity to NVOCC (Non-vessel owned common carriers-non asset based providers of ocean freight consolidation services like Expeditors). Depending on the volume, ocean shippers have access to real-time rates and the larger ocean shipper could well have a rate superior to those that Expeditors could get, depending on the time of year.

At the end of the day, however, we're not sure there is a lot of difference in how freight volumes impact yields. We're pretty sure that access to “real time rates” isn't impacting things. We're not sure that the lag time between market rate adjustment and contract rate adjustment has changed at all. We do think, however, that the capacity and freight dynamics currently playing out in the market place could make pricing a little less predictable than we usually experience this time of year. That said, the market place remains very competitive. Rates are somewhat soft, although the ocean carriers are aggressively putting on Peak Season pricing as we speak. Airfreight peak season increases would typically come much later so we'll have to wait and see how that all plays out.

6.    How much of your $1.2 billion cash balance is in untaxed foreign earnings? If this were to be repatriated and returned to shareholders today, what would the net after-tax amount be?

We initially thought that we should tack this question on to question 2 and consolidate our responses. As we thought about it though, we realized this was a kind of deeply closeted “dividend” question that we ought to answer separately. “Returned to shareholders” is a funny way of putting this. What you're basically suggesting is that somehow we're holding money offshore and the reason that we've not “repatriated” the earnings and paid them out as a dividend is because our tax policy has precluded that. That is not the case, and hopefully that part has been clearly answered in our aforementioned response.

As to the mechanical answer to your question, the easy answer is none, not to be redundant in our response (but repetition being a law of learning and such, here goes one more time). All of the foreign earnings have been taxed by the country in which those profits were earned and we have accrued the additional tax, if any, that will become payable in the United States when those earnings are repatriated. Currently we estimate that we have about $700 million dollars in un-repatriated earnings. We repatriate on a regular basis...in a way that assures there is always sufficient operating capital available in our foreign subsidiaries.

As for the dividend issue, we've said many times that there has been no expressed sentiment among the Board of Directors to pursue “The Mondo One-Time Dividend.” Our reluctance to repatriate all of our un-repatriated overseas profits and pay out a $700 million dollar dividend has nothing to do with our tax policy (or any perceived constraints that might exist there) and everything to do with our philosophy about dividends.

7.    What was the year-over-year comp for airfreight tonnage and ocean freight volume for July, August and September 2005, for just airfreight in February 2010 (am guessing 38%-40% based on your commentary but no specific number was given), and for airfreight and ocean freight monthly from May 2010-December 2010? These are the gaps we have from reviewing past Q&A 8-Ks and earnings releases.

If you'll look at our response to question 3 of our 8-K filed on November 14, 2005 (it is on the Investor Relations part of our website under Public Disclosures), we wrote that for the third quarter 2005, airfreight volumes were up 7% and ocean freight volumes were up 16%. We did not give a month-by-month breakdown in that 8-K. We don't really recall why we didn't, but to do so now would require us to do a lot of digging around in our dusty old spider web covered document retention archives. For purposes of our business needs, we're pretty sure that six year old monthly volume information is irrelevant. Given that they're irrelevant to us, we're not sure why they'd be interesting to anyone else, with all due respect, of course.

The rest of the statistics you requested are in the table noted below:

	Year-over-year percentage growth in:
2010 vs. 2009	Airfreight kilos	Ocean freight TEU's
May	58%	33%
June	51%	24%
July	42%	30%
August	29%	28%
September	24%	23%
October	25%	18%
November	13%	7%
December	18%	7%

8.    “Selling & Promotion” and “Other” Expenses grew at a pace well above air/ocean freight volume growth in the second quarter of 2011. What are some of the factors driving the inflation in these two line-items in the quarter; and do you view the second quarter of 2011's levels to be representative run-rates in the second half of 2011?

“Selling & Promotion” increased primarily due to increased travel related to actively selling and transitioning new accounts and aggressively working to expand market share.

We've explained the change in “Other” in our response to question 3.

As of right now, we would expect these trends to be somewhat similar during the second half of 2011 as were experienced during the first half.

9.    Please provide year-over-year airfreight and ocean freight volume growth figures for July 2011 and any relevant demand commentary regarding August trends.

Well, we're not far enough into August to identify August trends. Ocean carriers are making a strong effort to impose Peak Season rates, so that would suggest they are confident that the excess capacity situation that has existed so far this year might be mitigating somewhat…but we need to see how that plays out.

Airfreight volumes in July were down 8% year-over-year. That wasn't entirely unexpected as July of 2010 was a very strong month. Ocean freight volumes were down 4% year-over-year, up 2% year-to-date.

10.    Will you describe the five year industry trend for per-unit net revenue on both airfreight and ocean freight? Over the next five years, does Expeditors expect rising, declining, or neutral per-unit net revenue within the airfreight/ocean freight modes from recent levels?

Airfreight net revenue per unit is up about 13% over the past five years. It has been higher and lower, but that's where it stands right now. Ocean freight net revenue per container is up about 12%.

We're not real sure what to expect over the next five months, let alone the next five years. It depends on things like inflation, airline and steamship capacity and customer standing. Five years is an eternity in a business where 15 minutes is the difference between success or failure on the one hand and life or death on the other.

11.    Employee productivity growth in 2011 (as measured by net revenue per employee) appears to be trending at nearly double the rate Expeditors experienced during 2000-2010. Is this type of above-trend productivity improvement sustainable this cycle? If so, what factors are contributing to accelerating productivity gains?

To the degree we'll sustain these trends is something we're not going to comment about as that would be very close to a projection…which we don't make. We do spend a lot of time focusing on productivity initiatives. We've constantly surprised ourselves at where productivity gains have fallen out for us. Our focus is to make everyone in our company aware of productivity and take ownership of applying those techniques in their own areas. That requires a commitment to training, which we do…and a lot of focus on measurement and follow-up to refine the right kinds of processes while modifying or outright eliminating the wrong kinds of processes. Because of the way we compensate, our people can actually see the benefits of increased productivity in their pay monthly. This combination of factors is a powerful motivator.

12.    Does Expeditors have any thoughts concerning the recent S&P downgrade of the US credit rating and its future impact on the US dollar and global trade?

As we've said many times before, we're not economists. We have to deal in the real world. No one really cares about our opinions on the economy if their freight doesn't arrive where it's supposed to be when it's supposed to be there. We don't have the luxury of making myriads of predictions, eloquently though they may be done, and reminding people when we are right and hoping they'll forget when we're wrong. So to that end, we're not very well suited to comment on the more ethereal “ramification pontifications” of the downgrade. In the wake of the last three years, the only thing apparently more worthless than economists appears to be bankers and bond rating agencies. Is there some kind of rating mechanism on these characters? Seems to be a lot of BBB out there to us.

It is difficult for us lay-persons to make an assessment on the potential impact on the USD when the downgrade of the US credit rating is so obscured by what is happening, or not happening, as the case may be, in Europe. The difficulty with Europe, in our opinion at least, is that nothing is truly transparent until after the melt-down. It all seems perfect until it's not. One has to ask oneself, with only one of three bond rating agencies opting for a downgrade, is the US situation being overly magnified and the European situation under-magnified? When one looks at the list of countries S&P now considers to be superior credits to the US, one has to wonder a little bit about the entire process…not that we're experts mind you, but sometimes the obvious trumps the more sophisticated. Sometimes the Emperor really is naked!

One thing that isn't lost on us, however callow as we may be at reading international financial tea leaves, is that S&P seems to us to have been given a more disproportionate amount of credibility in discrediting the US credit rating than (again in our humble opinion) they actually deserved given their truly prescient (not!) calls on Lehman Brothers and the entire CDO debacle, of which they played such a prominent and debilitating part, just three years ago. However, we remain confident that, just as it did in the past, it is the market that will ultimately determine whether S&P was right or wrong.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

August 25, 2011                 /s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

August 25, 2011                 /s/ R. JORDAN GATES
R. Jordan Gates, President and Chief Operating Officer